Exhibit 10.12

AMENDMENT TO AND RESTATEMENT OF

BANK CORRESPONDENT IN BRAZIL SERVICES AGREEMENT

Principal: BANCO ORIGINAL S.A., National Corporate Taxpayers’ Register (CNPJ) 92.894.922/0001-08, with its principal place of business at Rua Porto União, No. 295, Brooklin Paulista, São Paulo/SP, referred to as ORIGINAL; and

Contractor: PICPAY SERVIÇOS S.A., a joint-stock company, with its principal place of business at Avenida Manuel Bandeira, 291, Atlas Office Park Condominium, Block A, 1st floor - offices 22 and 23, 2nd floor and 3rd floor, and Block B, 3rd floor - offices 43 and 44, Vila Leopoldina, in the City of São Paulo, State of São Paulo, Postal Code 05317-020, enrolled with the CNPJ under No. 22.896.431/0001-10, referred to as CORRESPONDENT; stipulate the following conditions for the provision of services of Bank Correspondent in Brazil (“Services”).

WHEREAS:

i.	On September 11, 2018, the Parties formalized the Bank Correspondent in Brazil Services Agreement (“Agreement”);

ii.	On March 1st, 2020, on October 1st, 2020 and on December 24, 2020, the Parties executed the 1st, 2nd and 3rd Amendments to the Agreement, respectively.

NOW, THEREFORE, the Parties, by mutual and common agreement, sign this Amendment to and Restatement of the Agreement (“Restated Agreement”), which shall be governed by the following clauses and conditions.

1.	SUBJECT MATTER. Provision of services, by the CORRESPONDENT, involving activities of service to the interested parties, aiming at the supply of products and services of ORIGINAL relating to:

1.1.	receipts and payments of any kind and other activities resulting from the performance of agreements and covenants for the provision of services entered into between ORIGINAL and third parties;

1.2.	receipt and forwarding of proposals for the supply of credit cards for which ORIGINAL is responsible;

1.3.	receipt and forwarding of proposals relating to credit transactions extended by ORIGINAL, subject to the rules set forth in Exhibit II hereof.

1.4.	receipt and forwarding of proposals relating to credit transactions to Legal Entity (PJ) clients of the CORRESPONDENT extended by ORIGINAL, subject to the rules set forth in Exhibit III hereto.

2.	OBLIGATIONS OF THE CORRESPONDENT. To carry out the services, the CORRESPONDENT shall:

2.1	Provide the contents of all rules and conditions of the products and services contemplated in the purpose of ORIGINAL to the interested parties;

2.2	Serve the clients with respect to the requests involving clarifications, obtainment of documents, releases, complaints and others, relating to the products and services supplied, and immediately forward them to ORIGINAL whenever the issues cannot be resolved by its team;

2.3	Comply with the specifications, service quality standards and operational rules established by ORIGINAL, for provision of the services;

2.4	Disclose to the interested parties its capacity as service provider and provide the telephones of the customer assistance and ombudsman’s services of ORIGINAL;

2.5	For compliance with the purposes established in this Agreement, in the event that individuals are hired to provide services to the CORRESPONDENT, ORIGINAL shall be previously informed and the CORRESPONDENT shall maintain an employment or contractual relationship with these persons;

2.6.	Duly perform its duties and adjust to the requests made by ORIGINAL with respect to provision of the services;

2.7.	Observe the directives of the service quality control plan established by ORIGINAL;

2.8.	Incur the necessary costs for performance of the services, including with respect to any investments it must make;

2.9.	Comply with the security measures required for the bank secrecy duty set forth in item 8 of this Agreement and with the rules relating to the prevention of money-laundering crimes;

2.10.	Maintain, throughout the term of effectiveness of the Agreement, good tax, corporate and financial standards, providing the supporting documents whenever they are pertinent and at the written request of ORIGINAL;

2.11.	Grant, provided it is previously notified for such purpose, the representatives of ORIGINAL and of the Central Bank of Brazil access to the documents and information relating to provision of the agreed services, for inspection purposes, to the process of technical certification of the members, for the activities containing such requirement, and to its premises designed for the service in the capacity as CORRESPONDENT, as well as to the documentation relating to its incorporation, records, registrations and licenses;

2.12.	Observe the provisions of the regulation on the activity as bank correspondent in Brazil, especially Resolution No. 3.954 of the National Monetary Council (CMN), as amended, not performing services that are not expressly provided in the applicable legislation;

2.13.	Declare, in or out of court, the inexistence of employment relationship between persons of its team and ORIGINAL, being solely liable for all expenses, charges or statutory obligations, including labor, social-security, tax, civil obligations, even if they are not of a pecuniary nature, of its personnel, and reimbursing ORIGINAL for all costs and expenses (including adverse award, fees, court and administrative costs and expenses) relating to labor claims involving its members, agents, employees or contractors and ORIGINAL and/or companies that belong to the same economic group as ORIGINAL, in view of this provision of services;

2.14.	Disclose to the public, on its institutional Website, its capacity as service provider of ORIGINAL, mentioning the services offered and the telephones of the assistance and ombudsman’s services of ORIGINAL;

2.15.	Receive and read daily communications and observe the instructions on the provision of the services, and provide all required training; and

2.16.	Maintain the service to the clients, under penalty of verification of abandonment of provision of the services, in case the service is interrupted for more than ten (10) consecutive days.

3.	PROHIBITIONS APPLICABLE TO THE CORRESPONDENTS. The CORRESPONDENT may not:

3.1.	Make an advance to a client as a result of any funds to be released by ORIGINAL;

3.2.	Issue, in its favor, payment slips or instruments relating to transactions or charge, on its own account and on any account, any amounts;

3.3.	Offer the clients, in the name of ORIGINAL, any products or services that are alien to the subject matter of this Agreement;

3.4.	Be a guarantor in transactions sent to ORIGINAL;

3.5.	Transfer its contractual position or any obligation under this Agreement or delegate it without the prior and express consent of ORIGINAL;

4.	OBLIGATIONS OF ORIGINAL. ORIGINAL shall:

4.1.	Provide adequate technical documentation and maintain a permanent communication channel to provide the clarifications on its products and services;

4.2.	Acknowledge the inexistence of employment relationship between its employees or outsourced personnel and the CORRESPONDENT;

4.3.	Immediately notify the CORRESPONDENT about possible actions brought by the CORRESPONDENT’s personnel only against ORIGINAL;

4.3.1.	The amounts disbursed or deposited by ORIGINAL as a result of said actions brought by members, agents, employees or contractors of the CORRESPONDENT, for the filing of defense, appeal and/or compliance with any adverse award are hereby acknowledged by the CORRESPONDENT as a debt for which it is liable.

4.4.	Disclose on its Website the address, CNPJ, trade name and assumed name of the CORRESPONDENT, as well as all its customer assistance points and the services it is qualified to provide to ORIGINAL. The CORRESPONDENT hereby authorizes ORIGINAL to disclose such information.

4.5.	Pay the remuneration of the CORRESPONDENT on the dates and in the forms described in the communications and tables on REMUNERATION that will be provided by ORIGINAL, which are an integral part of this Agreement.

5.	PRICE. For the services provided by the CORRESPONDENT, ORIGINAL shall pay the price defined in accordance with EXHIBIT I, by means of credit to a checking account held by the CORRESPONDENT and informed to ORIGINAL. ORIGINAL shall send to the CORRESPONDENT, by the fifteenth (15th) business day of the month following the month of provision of the services, the amount to be invoiced by the CORRESPONDENT and informed to ORIGINAL. The payment shall be made by ORIGINAL within up to three (3) business days after receipt of the Invoice issued by the CORRESPONDENT. The price includes all costs relating to provision of the services, such as the salaries and respective social charges for which the CORRESPONDENT is solely liable, the expenses with inspection and supervision, insurance, reimbursements for expenses, transportation, meals and taxes due by the CORRESPONDENT pursuant to the law.

5.1.	The overdue amounts shall be subject to interest at the rate of one percent (1%) per month (pro rata temporis) and adjustment for inflation by the General Market Price Index disclosed by the Getúlio Vargas Foundation (IGP-M/FGV), plus a fine of two percent (2%) of the overdue amount.

5.2.	In case the late payment of any installment due to the CORRESPONDENT lasts longer than thirty (30) days, it may immediately suspend provision of the services, at its sole discretion, until the payment is duly made or, alternatively, deem the agreement terminated, by operation of law, without prejudice to collection of the amounts due, subject to the aforementioned penalties and increases and to assessment of the losses and damages resulting from the event.

5.3.	The CORRESPONDENT hereby authorizes ORIGINAL to grant discounts in its remuneration for debts of any kind that are due by the CORRESPONDENT to ORIGINAL.

6.	TERM. This Agreement comes into force on the date of execution hereof and it shall be effective for an indefinite term, as from September 11, 2018, it being understood that it may be terminated by means of a thirty- (30)-day prior notice, in which case there will be no lien, and the Parties waive, under these conditions, indemnification for any investments that may have been made for performance of the Agreement.

6.1.	In any event of termination of this agreement, all documents, information, applications, systems, software, models and others, relating to the provision of service set forth in this agreement and which belong to ORIGINAL, including those that relate to the record of the clients and to the transactions carried out, shall be returned within five (5) business days, and the use thereof shall be prohibited, it being understood that the CORRESPONDENT shall be held liable under the civil law for any damage it causes to said assets of ORIGINAL.

6.2.	If the Agreement is terminated with cause by any of the Parties, the breaching Party shall be liable for the losses that may be caused by its action or omission, as assessed and determined in arbitration proceedings or amicably between the Parties.

6.3.	The performance by the CORRESPONDENT of any of the acts listed by ORIGINAL as serious acts in the control plan to be informed to the CORRESPONDENT may, at the sole discretion of ORIGINAL, deem the Agreement terminated with cause (sic).

6.4.	Failure by the CORRESPONDENT to comply with any of the obligations set forth in this agreement or in the regulation of the National Monetary Council or, furthermore, the performance, by itself or its agents, or any act that is excessive or incompatible with the provision of the services for which it has been contracted shall be just cause for termination of this agreement.

7.	TAXES. The taxes resulting from the obligations assumed under this Agreement shall be paid by the respective taxpayers, each of which shall be liable in the capacity as taxpayer or withholding source of the tax obligation, especially the Tax on Services and the Income Tax.

8.	CONFIDENTIALITY AND BANK SECRECY. Throughout the entire term of effectiveness of this Agreement and for three (3) years after termination hereof, the CORRESPONDENT shall grant confidential treatment and secrecy to all confidential information it comes to obtain or to which it may be granted access as a result of the services provided to ORIGINAL.

8.1.	“Confidential Information” means any information or document of ORIGINAL, obtained or accessed by the CORRESPONDENT, covering the personal data and operations of ORIGINAL’s customers, data of their employees, corporate data, economic and financial information, reports and strategic, technical, legal, accounting, operational, administrative, commercial, financial and economic analyses, as well as intellectual works and software owned by it, obtained by any means (whether orally or in writing, expressly or tacitly), which may be included in any documents, spreadsheets, programs, systems, photographs, reports, physical support, electronic means etc.

8.1.1.	The term referred to in sub-item 8 is not applicable to information protected by bank or tax secrecy, and the confidentiality of such information must be observed by the CORRESPONDENT on a permanent basis.

8.2.	The confidentiality duty set forth in this Section shall not apply to any Confidential Information that:

(a)	has entered or enters the public domain without this having resulted from any act or omission of the CORRESPONDENT;

(b)	has been made available to it or has been received by the CORRESPONDENT, by an independent third party not subject to the confidentiality obligation to ORIGINAL, with respect to the Confidential Information disclosed;

(c)	has been or is proved to be independently developed by the CORRESPONDENT, without the use of any other Confidential Information of ORIGINAL; and

(d)	must be disclosed by the CORRESPONDENT in accordance with any applicable law or court, administrative or governmental order, within the limits that the disclosure is strictly necessary for compliance with the law, court, administrative or governmental order.

8.3.	All Confidential Information to which the CORRESPONDENT is granted access shall be kept in a safe place and with access restricted to those who need to access such information.

8.3.1.	The safekeeping and confidentiality procedures set forth in the head provision of this Section shall be carried out by the CORRESPONDENT, under penalty of incurring the sanctions provided in Section 8.7 below.

8.3.2.	The CORRESPONDENT is prohibited from disclosing Confidential Information to third parties, unless there is prior and express consent from the legal representatives of ORIGINAL. 8.3.3. The CORRESPONDENT represents that it has read and agreed to all terms of the Information Security Policy of ORIGINAL, acceding to the provisions thereof by means of the signature of an Instrument of Liability.

8.4.	The CORRESPONDENT agrees to immediately inform ORIGINAL of any breach of the confidentiality rules by anybody who has been aware of it, including in the events of unintentional or faulty breach of Confidential Information.

8.5.	In case the CORRESPONDENT is required to disclose any Confidential Information due to an administrative or court order, it shall inform ORIGINAL within twenty-four (24) hours, so that it can take the legal measures it may deem necessary.

8.5.1.	In the event set forth in the head provision of this Section, if the CORRESPONDENT discloses Confidential Information without informing ORIGINAL, due to its exclusive fault, it shall also incur the sanctions provided in Section 8.7 below.

8.6.	At any time, provided with prior notice, except in those events in which there is proof of urgency, ORIGINAL may request the return of Confidential Information that is in the possession of the CORRESPONDENT, it being understood that it must return within the term reasonable stipulated, and it may not keep copies of any Confidential information.

8.6.1.	The return referred to in the head provision of this Section shall be documented in a statement signed by the CORRESPONDENT, which shall contain all Confidential Information actually returned and the statement that it does not have any copy of that information.

8.6.2.	Even upon the return of any Confidential Information, the CORRESPONDENT shall remain bound by the duty of confidentiality and other conditions set out in this Agreement, under penalty of incurring the sanctions set forth in Section 8.7. below, in addition to other legal penalties.

8.7.	Proved noncompliance with any provision of this Agreement by the CORRESPONDENT, in relation to the disclosure and use of Confidential Information, shall result in criminal liability thereof, in addition to the obligation to pay damages, if any, which shall be assessed in an arbitration proceeding, observing the opportunity to be heard of the CORRESPONDENT.

8.7.1.	In addition to the penalties set forth in the head provision of this Section, the CORRESPONDENT may be subject to administrative sanctions by the regulatory bodies (Central Bank of Brazil, Securities Commission etc.), in case it is proved that it has disclosed, in noncompliance with the provisions hereof, any Confidential Information without the prior and express authorization of ORIGINAL.

8.8.	Upon provision of a computerized system, the CORRESPONDENT agrees to observe the Information Security Policy of ORIGINAL, including with respect to the non-disclosure of password and access login;

8.8.1.	The CORRESPONDENT shall send to ORIGINAL, from time to time, by means of a person previously accredited by ORIGINAL, the list of persons: (i) hired, for purposes of granting the password and access login, jointly with copies of identification document with picture of the newly hired person, CPF, office/duty he/she will exercise and copies of the technical certification; and (ii) dismissed, for purposes of blocking the password and access login.

8.8.2.	The password is for personal and non-transferable use, and it shall be kept safe and used only by its owner. The CORRESPONDENT is solely liable for the undue use by third parties.

9.	LABOR ASPECTS. CORRESPONDENT’s responsible for any collaborators.

In no event will this Agreement establish a labor relationship between the and ORIGINAL’s employees, or vice-versa, each of whom shall be labor claims filed by their employees, representatives and other

9.1.	It is incumbent upon the CORRESPONDENT to assume exclusive and full responsibility for the recruitment, admission, management and inspection of the professionals designated by it for performance of the Services, as well as for compliance with the corresponding labor, tax and social-security obligations.

9.2.	The CORRESPONDENT shall formally appoint a duly qualified manager to coordinate the performance of this Agreement, who shall be responsible for the Services provided and for all involved professionals, as well as for providing the ORIGINAL with all necessary information about the works and the team under his or her management. Communications regarding the demands and Services between the Parties shall be solely and exclusively made between the manager appointed by the CORRESPONDENT and the manager appointed by ORIGINAL.

9.3.	The CORRESPONDENT represents that it is solely responsible for any kind of payment or indemnification claimed by their employees/agents, mainly with respect to labor claims and occupational accidents.

9.4.	The responsibility of the CORRESPONDENT mentioned in the previous sub-items shall remain even in the event of acknowledgment of the employment relationship of any of its professionals with ORIGINAL, for any reason.

9.5.	The CORRESPONDENT agrees to present ORIGINAL, at any time, within twenty-four

(24)	hours as from the respective request, proofs of payment of salaries, bonuses, payment of social-security contributions and deposits to the Unemployment Compensation Fund (FGTS), or other documents required by law, in relation to the employees of the CORRESPONDENT who have been designated to provide the Services, in addition to data and information that clearly identify these professionals, the place and period of activity, as well as any other documents that, at the discretion of ORIGINAL, demonstrate the legal qualification, financial health and tax compliance of the CORRESPONDENT.

9.6.	If ORIGINAL is sued, on any account, in the Labor Courts, in the Common Courts or administratively by personnel designated by the CORRESPONDENT to provide the Services, the CORRESPONDENT agrees, in case it is not a party to the litigation for any reason, to appear in the case for the purpose of claiming its inclusion as a defendant in the procedural relationship, so as to exempt ORIGINAL from any liability.

9.6.1.	In the actions and proceedings set forth in sub-item 9.6., the CORRESPONDENT agrees to provide information and subsidies and all authentic documentation necessary for preparation of ORIGINAL’s defense within three (3) business days as from the date of the request.

9.7.	ORIGINAL may, with the express authorization hereby granted by the CORRESPONDENT, require from the CORRESPONDENT the early payment of the amount of any possible adverse award, in case there is a labor claim in progress to which ORIGINAL is a party, filed due to an agreement entered into with the CORRESPONDENT. The amount of a possible award shall be estimated by an expert accountant individually chosen by ORIGINAL, up to the limit of the amounts claimed.

9.8.	In the event that the lawsuit is found against ORIGINAL in relation to the activity that is the subject matter of this Agreement, even if partially or on the first level of jurisdiction and even if an appeal is pending trial, the CORRESPONDENT agrees, in case the power granted in the sub-item set forth above has not been exercised or if the amount previously paid is exceeded, to reimburse ORIGINAL for the global amount it may spend, within seventy-two

(72)	hours as from receipt of a written notice indicating the amount due, including the principal amount, all accessory or resulting installments, fees, fines, court costs and expenses.

9.9.	In case the payment and/or reimbursement set forth in the sub-items above are not made within the agreed term, the CORRESPONDENT expressly authorizes ORIGINAL to deduct the amount of the possible or actual adverse award from the payments due to it as a result of the Services. The global amount required for compliance with the settlement or judgment or, furthermore, for the appeal bond may be deducted from the monthly invoicing, irrespective of new authorization of the CORRESPONDENT or any other formality, it being sufficient that it is informed of this fact by ORIGINAL.

9.10.	In case the amounts paid or reimbursed do not reach the amount of the adverse award or if there are no more payments to be made to the CORRESPONDENT under this Agreement, it shall provide immediate payment of the amount due, under penalty of, if it fails to do, granting ORIGINAL the power to bring execution proceedings, based on article 784, item III et seq., of the Brazilian Code of Civil Procedure, in which case the proof of the amounts due shall be made by means of the proofs of payments of expenses made.

9.10.1.	The amounts that may be disbursed by ORIGINAL in the form provided in sub-item 9.10. are hereby acknowledged by the CORRESPONDENT as liquidated, certain and enforceable for all purposes and effects of law.

9.11.	The CORRESPONDENT further agrees to reimburse the ORIGINAL for any costs, fees, fines and procedural expenses it may have to incur as a result of the claims brought against it by personnel designated by the CORRESPONDENT to provide the Services.

9.12.	The Parties may not, now or in the future, claim in court, to exempt themselves from their responsibilities, that the defense promoted by the other Party was imperfect or that the case has been unsatisfactorily monitored.

10.	SOCIOENVIRONMENTAL LIABILITY AND ANTICORRUPTION. The Parties irrevocably and irreversibly represent to each other that their shareholders/members, directors, managers, employees, service providers, including their subcontractors and agents, fully understand and comply with the provisions of the Brazilian and foreign laws, regulations and normative provisions relating to the fight against corruption and bribery.

10.1.	The Parties mutually warrant that they will refrain from engaging in any undue, irregular o illegal conduct, and that they will neither take any action in the name of each other nor engage in any act that could directly or indirectly favor each other or any of the companies of their respective economic conglomerates, against the applicable laws in Brazil or abroad.

10.2.	The Parties shall maintain their books and/or Digital Accounting Bookkeeping (ECD), records and accounting documents with details and precision sufficiently adequate to clearly reflect the transactions and funds that are the subject matter of this Agreement.

10.3.	The Parties ensure each other that they have anticorruption policies, processes and procedures, in accordance with the Brazilian or foreign laws, regulations and normative provisions on the fight against corruption and bribery, and which are complied with by their shareholders/members, directors, managers, employees and service providers, including of its subcontractors and agents.

10.4.	In the event that on the Parties becomes involved in any situation relating to corruption or bribery, as a result of an action performed by the other Party or its shareholders/members, directors, managers, employees and service providers, including its subcontractors and agents, the Party that causes said situation shall assume the respective burden, including with respect to submission of the documents that may assist the other Party in its defense.

10.5.	Each Party represents to the other Party: (a) that it is vested with all powers and authority to enter into and fulfill the obligations set forth herein and to consummate the transactions contemplated herein; and (b) that the signature and performance of this Agreement do not result in a breach of any applicable third-party right, law or regulation, or also a violation, breach or default of any contract, instrument or document to which it is a party or by which it any of its assets is linked and/or affected, nor in the need to obtain any authorization under any agreement, instrument or document to which it is a party or by which any or any of its assets is linked and/or affected.

10.6.	The Parties represent and warrant to each other, including to their suppliers of goods or services, that they:

10.6.1.	Exercise their activities in accordance with the legislation in force applicable to them, and that they hold the necessary approvals for execution of this Agreement and compliance with the obligations provided for therein;

10.6.2.	Do not use illegal labor, and agree not to practices analogous to forced or child labor, except, in the latter case, in the capacity as apprentice, subject to the provisions of the Consolidated Labor Laws, either directly or indirectly, through their respective suppliers of products and services;

10.6.3.	Do not employ children under eighteen (18) years of age, including minor apprentices, in places that are harmful to their education, to their physical, psychological, moral and social development, as well as in dangerous or unhealthy places and services, at times that do not allow them to attend school, and, also, in night shifts, understood as the period between 10 p.m. and 5 a.m.;

10.6.4.	Do not engage in negative discrimination practices that limit access to the employment relationship or maintenance thereof, such as, but not limited to, for reasons of: gender, origin, race, skin color, physical condition, religion, marital status, age, family situation or pregnancy; 10.6.5. Agree to protect and preserve the environment, as well as to prevent and eradicate practices that are harmful to the environment, performing their services in compliance with the applicable law with respect to the National Policy on the Environment and Environmental Crimes, as well as with the legal, normative and administrative acts related to the environmental and related areas issued on the Federal, State and Municipal levels; and

10.6.6.	Do not adopt practices related to activities that imply criminal profit from prostitution or sexual exploitation of vulnerable people.

10.7.	For purposes of this section, there will be not contractual breach when the involvement of any of the Parties in a situation related to the practice of corruption, bribery and/or the practice of acts harmful to the Government is notorious and of public knowledge at the time of execution of this Agreement.

11.	USE OF THE ORIGINAL TRADEMARK. The CORRESPONDENT may not use the trade name or trademark of ORIGINAL, and it may also not make advertisement or marketing associating the provision of its services to ORIGINAL, except with the express authorization thereof or upon use of material in the exact format provided by ORIGINAL for such purpose.

11.1.	The CORRESPONDENT shall refrain from using facilities with architectonic standard, websites, e-mail addresses, logomark and signs similar to those of ORIGINAL, and it shall also refrain from changing the material provided by ORIGINAL for purposes of communicating with clients and interested parties.

11.2.	The CORRESPONDENT may not assign, change, reproduce or provide, to any third parties, ORIGINAL’s advertising materials, systems, software, trademarks, technologies, names, drawings, programs, any record or other data of the interested clients referred by ORIGINAL, and also any other information to which it has been granted access due to provision of the Services.

12. GENERAL PROVISIONS.

12.1.	Failure, by any of the Parties, to exercise any right or tolerance for compliance with any other obligations shall not be deemed novation.

12.2.	The CORRESPONDENT represents that it has full knowledge that conduction, on its own account, of ORIGINAL’s exclusive transactions or of other transactions prohibited by the applicable legislation shall subject the CORRESPONDENT to the penalties set forth in Laws No. 4.595/64 and No. 7.492/86;

12.3.	Proven failure to comply with the obligations set forth in this Agreement due to the exclusive fault of the CORRESPONDENT may result in the application of preventive and corrective measures by ORIGINAL and by the Central Bank of Brazil, including suspension of the provision of services and termination of the Agreement.

12.3.1	In the event of noncompliance, wholly or in part, with the provisions of this Agreement, except if there is a specific penalty, the Parties are subject to a non-compensatory fine of ten percent (10%) of the price of this Agreement, to be paid within five (5) days as from the communication made by the other Party, without prejudice to other penalties set forth in this Agreement and any award of damages.

12.4.	ORIGINAL may offset any amounts proved to be due by the CORRESPONDENT against any credits to which it is entitled, observing the due process of law and the opportunity to be heard for assessment of any existing debt;

12.5.	ORIGINAL may withhold the payment set forth in this item upon proof of occurrence of one of the following events resulting from the exclusive fault of the CORRESPONDENT: a) the CORRESPONDENT fails to present the documents required under this agreement or, furthermore, upon verification of any nonconformities in these documents; b) ORIGINAL does not accept the services provided due to the fact that they are proved not to be in accordance with the provisions of this agreement; c) the bill of sale/invoice contains an error or inconsistency in the amount, in which case the amount shall be withheld only until the submission of an invoice corrected by the CORRESPONDENT, which shall be duly and immediately notified to make the appropriate corrections and d) for the payment of fines due to violation of the provisions hereof.

12.6.	The payment shall remain withheld until regularization of the event, without any lien to ORIGINAL, and the maturity date shall be extended for the same number of days used by the CORRESPONDENT to provide the aforementioned regularization.

12.7.	The amounts of the fines, indemnifications and amounts other than the remuneration, without prejudice to the stipulated interest and award of damages, shall be adjusted by means of the variation of the IGPM (General Market Price Index) disclosed by the Getúlio Vargas Foundation - FGV, assessed with one month’s difference and calculated on a “pro-rata-die” basis, from the date of the event to the date of actual payment, or by another index that may replace or represent it.

12.8.	All communications between the Parties shall be deemed valid whenever made by means of letters sent to the addresses set forth in the preamble, by e-mails of the persons as previously indicated, as well as by the other means of communication that are normally used by the parties.

12.9.	The CORRESPONDENT may neither assign nor transfer the rights and obligations set forth in this agreement, wholly or in part, to third parties, without the prior and express consent of ORIGINAL, it being understood that the fiduciary assignment of the receivables resulting from this agreement is prohibited.

12.10.	Upon occurrence of any future and uncertain event that is not foreseen by the parties and which falls under the definition of events of act of God and/or force majeure, pursuant to the provisions of the Brazilian Civil Code, which prevents compliance, either by ORIGINAL or by the CORRESPONDENT, with the obligations assumed hereunder, the parties shall be exempt from their obligations for the duration of the event of force majeure, it being understood that the parties agree, on the other hand, to use all efforts to reestablish the commercial relationships set forth in this Agreement. If the event of act of God or force majeure lasts longer than thirty (30) days, the affected party shall have the right, in case it deems it necessary or convenient, to terminate this Agreement.

12.11.	The Parties represent that they have all records, licenses and public authorizations required to provide the services agreed hereunder, and they agree to remain holding them throughout the term of effectiveness of this agreement, as well as in any extension thereof.

12.12.	This Agreement is binding upon the Parties on their account and on account of their successors and, in the event of succession of companies, by any form (spin-off, consolidation or merger), the succeeding entity subrogates to all rights and obligations assumed under this Agreement.

12.13.	Any and all amendments to this Agreement, except as provided in section 5 on remuneration, shall be formalized by means of an amendment to the agreement, signed by the legal representatives of the parties.

12.14	Any payment arrangements between ORIGINAL and the CORRESPONDENT shall be made at least every two business days.

13.	RESOLUTION OF DISPUTES.

13.1.	Mediation. In the event of existence of any dispute resulting from the construal or performance of this Agreement, the Parties shall use their best efforts to amicably resolve said dispute. In case the dispute is not resolved, the Parties agree to resolve it by confidential mediation, in accordance with the provisions of the Mediation Regulations of the FGV Mediation and Arbitration Chamber of the Getúlio Vargas Foundation. The Chamber shall present to the Parties a list of its mediators for the parties to designate the mediator who will assist them. The mediation procedure cannot exceed thirty (30) days as from execution of the Instrument of Mediation, it being understood that any of the parties may interrupt it at any time.

13.2.	Arbitration. If the Parties fail to reach an agreement within the term or if the mediation procedure is interrupted, all disputes relating to or resulting from this Agreement, directly or indirectly, including, but not limited to, the formation, validity, effectiveness, construal and performance hereof, and all disputes resulting from wrongful acts that result in extracontractual liability and which relate to this agreement, directly or indirectly, as well as the determination of liabilities, obligations or responsibilities of any kind and the settlement of indemnifications shall be resolved by confidential arbitration, to be administered by the FGV Mediation and Arbitration Chamber of the Getúlio Vargas Foundation, in the form of its Regulations and under the rules of Law 9.307/96. The procedure shall be conducted by three arbitrators, designated in accordance with the procedure set forth in said Regulations.

14.	NOTICES BETWEEN THE PARTIES

14.1.	If either Party wishes or is required to notify the other Party, such notice shall be sent to the following addressees/addresses:

BY THE CORRESPONDENT	BY ORIGINAL
PicPay Serviços S.A. Avenida Manuel Bandeira, 291, Condomínio Atlas Office Park, Bloco A, 1° andar - escritórios 22 e 23, 2° andar e 3° andar, e Bloco B, 3° andar - escritórios 43 e 44, Vila Leopoldina, Município de São Paulo, Estado de São Paulo, CEP 05317-020 Attn. Legal Department E-mail: juridico@picpay.com	BANCO ORIGINAL S.A. Rua Porto União, nº 295, Brooklin Paulista, São Paulo/SP, CEP 04568-020 Attn. Legal Department E-mail: juridico@original.com.br

14.2.	The notices may be delivered personally, with proof of receipt by the other Party, or transmitted by telegram, email with registration of receipt, posted by mail with acknowledgment of receipt or delivered via the Registry of Deeds and Documents. The notices shall be deemed duly complied with when delivered to the representatives and at the addresses mentioned above.

14.3.	Considering that, in order to comply with this Agreement, information may be exchanged electronically, the Parties represent to acknowledge the validity of the information and data transmitted electronically and that, according to article 225 of the Civil Code, the mechanical or electronic reproductions of facts or of things make full proof thereof, if the party against whom they are shown does not challenge their accuracy.

14.4.	The Parties may, as necessary, change their representatives and/or addresses for the purpose of receiving notices related to this Agreement, giving the other Party notice of such change, in writing, ten (10) days in advance.

This instrument is executed in two (2) counterparts signed by two (2) witnesses.

São Paulo, March 1, 2021.

DocuSigned by:	DocuSigned by:

/s/ Marcos Renato Coltri	/s/ Edilson Pereira Jardim

BANCO ORIGINAL S.A.

DocuSigned by:	DocuSigned by:

/s/ Anderson Andrade Chamon do Carmo	/s/ José Antonio Batista Costa

PICPAY SERVIÇOS S.A.

Witnesses:

/s/ Maira Mendes Morais	/s/ Hyde de Melo Gomes Silva
Name: Maira Mendes Morais	Name: Hyde de Melo Gomes Silva
CPF:36845545880	CPF: 05309240489

EXHIBIT I – PRICE

1.	Remuneration per receipt and payments of any kind and other activities resulting from the performance of agreements and covenants for the provision of services entered into between ORIGINAL and third parties:

1.1.	This remuneration was agreed between the Parties in a Payment API Use Agreement formalized on October 1st, 2018 and subsequently amended on August 27, 2020.

1.2.	In the event of conflict between the provisions of this Agreement and Exhibit I to the Payment API Use Agreement, the provisions of the Payment API Use Agreement shall prevail.

2.	Remuneration for receipt and forwarding of proposals for the supply of virtual credit cards for which ORIGINAL is responsible:

2.1.	This remuneration shall be due based on the number of proposals forwarded by the CORRESPONDENT to ORIGINAL, relating to the grant and actual contracting of the virtual credit card issued by ORIGINAL.

2.2.	ORIGINAL shall monthly remunerate the CORRESPONDENT in the amount of one Real (R$1.00) per active MasterCard PicPay credit card (physical or virtual), in the form described in section 5 of the Agreement.

2.2.1.	Active credit card shall be understood as the MasterCard PicPay card-account used for purchases in business establishments accredited by MasterCard in the function credit. Purchases in installments shall be considered a single time upon entry of the first installment.

3.	Remuneration for receipt and forwarding of proposals relating to credit transactions granted by ORIGINAL – NON-ACCOUNTHOLDER PERSONAL CREDIT:

3.1	This remuneration shall be due based on the number of proposals forwarded by the CORRESPONDENT to ORIGINAL, relating to the actual contracting of the personal loan offered by the CORRESPONDENT to the users of its application.

3.1.1	The contracting of the product Non-Accountholder Personal Credit shall involve the use of ORIGINAL’s Loan API, agreed between the Parties by means of the 1st Amendment to the API Use Agreement, on October 1st, 2020.

3.2	ORIGINAL shall monthly remunerate the CORRESPONDENT in a fixed amount of four percent (4%), paid in the origination of each contracting, plus four percent (4%) for performance, totaling a commissioning of eight percent (8%). The fixed remuneration of 4% shall not be due by the CORRESPONDENT in case any agreement is cancelled for reasons of fraud, operational failure and/or at the request of the client/ desistence (within 7 days as from the date on which the transaction is contracted). In this event, the report mentioned in section 3.3. below shall contain the information on any amounts reversed, relating to the fixed commissioning already paid by ORIGINAL to the CORRESPONDENT as a result of transactions cancelled in the month previous to its issue.

3.2.1	Payment of the remuneration of four percent (4%) for performance shall observe the rules set forth in item 3.2.1.1. below and shall be due to the CORRESPONDENT as a result of the provision of the following services: (i) issue of the 1st and of the 2nd counterpart of the agreement relating to each transaction, by means of the PicPay application, SAC (Customer Service Channel) or PicPay CHAT; (ii) availability for the clients, via PicPay application, of the monitoring of the installments of the transaction; (iii) issue of payment slips with respect to the (compliant and overdue) installments; and (iv) delivery of preventive communication, communication on collection and reminder of the due date of the installments, via PUSH and e-mail, to the clients.

3.2.1.1.	The variable commission (percentage per installment) (i) shall be calculated over the total financed volume of each transaction, without interest, without Tax on Financial Transactions (IOF) and without TAC; (ii) shall be divided by the total term of each transaction; (iii) the percentage relating to each installment shall be paid in accordance with the settled installments of each transaction; and (iv) shall observe the following rules for payment, according to the status of each transaction:

I.	Compliant transactions: The variable commission shall be paid in full.

II.	Overdue transactions: No variable commission shall be paid if the installment is overdue. The variable commission shall be paid when the overdue installment is settled.

III.	Early settled transactions (wholly or in part): The variable commission shall be paid in full when the installment is settled within one hundred and fifty (150) days.

IV.	Cancelled Transactions: No variable commission shall be paid when the transaction is canceled due to fraud, operational failure and/or at the request of the client/ desistance (within 7 days as from the date on which the transaction is contracted).

3.2.2	The Parties agree to negotiate the terms and conditions of the remuneration every six (6) months as from execution hereof. If necessary, the review shall relate to the issues described in items 3.1 and 3.2.

3.3	ORIGINAL shall send to the CORRESPONDENT, by the last business day of the then current month, a report containing analysis of all transactions and loans implemented by the 25th day of the then current month, by e-mail, informing the commissioning amount due to be paid to the CORRESPONDENT. The CORRESPONDENT, in turn, shall analyze the amounts and, if they are in accordance with the report, it shall issue an Invoice by the second (2nd) business day of the subsequent month, in the amount already informed by ORIGINAL for it to be paid to the CORRESPONDENT within ten (10) business days by means of credit to the account.

3.3.1	In the event of conflict between the form of assessment set forth herein and the provisions of the Agreement, the provisions of this item 3.3 shall prevail.

1.	Remuneration for receipt and forwarding of proposals relating to credit transactions to the Legal Entity (PJ) clients of the CORRESPONDENT granted by ORIGINAL – PicPay Working Capital:

4.1	This remuneration shall be due based on the number of proposals forwarded by the CORRESPONDENT to ORIGINAL, relating to the actual contracting of the “PicPay Working Capital” offered by the CORRESPONDENT to the PJ users of its application.

4.1.1	The contracting of the product PicPay Working Capital by the PJ clients of the CORRESPONDENT will involve ORIGINAL’s CREDIT TRANSACTION AGREEMENT CONSULTATION API.

4.2	ORIGINAL shall monthly remunerate the CORRESPONDENT in the fixed amount of one percent (1%), paid in the origination of each contracting and on the amount released to the PJ clients, plus one percent (1%) for performance, at each installment paid by the user as from the date of the respective maturities, totaling a two percent- (2%)-commissioning.

4.2.1	Payment of the remuneration of one percent (1%) for performance shall be due to the CORRESPONDENT as a result of the provision of the following services: (i) availability to the clients, via PicPay application, of the monitoring of the installments of the transaction; (ii) issue of payment slips with respect to the (compliant and overdue) installments; and (iii) forwarding of preventive communication, communication on the collection and reminder of the due date of the installments, via PUSH, to the clients.

4.3	ORIGINAL shall send to the CORRESPONDENT, by the last business day of the then current month, a report containing analysis of all transactions and loans implemented by the 25th day of the then current month, by means of ORIGINAL’S Loan API or by e-mail, informing the commissioning amount due to be paid to the CORRESPONDENT. The CORRESPONDENT, in turn, shall analyze the amounts and, if they are in accordance with the report, it shall issue an Invoice by the second (2nd) business day of the subsequent month, in the amount already informed by ORIGINAL for it to be paid to the CORRESPONDENT within ten (10) business days by means of credit to the account.

4.3.1	In the event of conflict between the form of assessment set forth herein and the provisions of the Agreement, the provisions of this item 4.3 shall prevail.

General Provisions:

The pricing may be renegotiated at any time, by mutual agreement between the Parties, taking into account, especially, the conditions and the dynamics of the contractual relationship, upon execution of an amendment to this Agreement.

EXHIBIT II – OPERATIONAL APPLICABLE TO THE PRODUCT NON-ACCOUNTHOLDERS PERSONAL CREDIT

1.	Non-Accountholder Personal Credit – product that permits the taking out of personal loan by individuals through the CORRESPONDENT’s application.

2.	Operational Flow: The users of the application of the CORRESPONDENT shall make a loan simulation, informing their record data (name, mobile, e-mail and CPF). These data shall be submitted to ORIGINAL by the CORRESPONDENT, which shall evaluate the creditworthiness of each user, confirm the credit limit that is available or not and validate the data sent by the users. ORIGINAL shall inform to the CORRESPONDENT the proposed personal loan to be offered to each user. If the user accepts the proposal, a contracting phase shall be carried out, by means of which the user shall complete his/her record information, informing the supplementary data set forth below, and sign the bank credit note relating to the personal loan. ORIGINAL shall implement the record information and provide the credit to the account in the custody of the CORRESPONDENT, via Wire Transfer of Immediately available Funds (TED). The CORRESPONDENT, in turn, shall transfer it to the user, by means of credit to its digital wallet.

2.1.	Supplementary record data:

●	Full name

●	CPF (already filled in)

●	Date of Birth

●	Name of the mother

●	Telephone (Area Code)

●	Gender

●	Bank Data

●	E-mail

●	Address

●	Driver’s License/Identity Card (CNH/RG)

●	Marital status

●	Income

3.	Premises: The Parties agree that, every six (6) months, the model proposed for the product Non-Accountholder Personal Credit shall be reviewed, with performance bonus.

4.	Obligations of the CORRESPONDENT: The following are specific obligations of the CORRESPONDENT:

4.1.	Analysis of fraud by users. As a result of this obligation, the CORRESPONDENT agrees to reimburse ORIGINAL for any damage and losses it may incur as a result of fraudulent actions of the users of the CORRESPONDENT’s application, including as a result of damage to the reputation of ORIGINAL.

4.2.	Validation and safekeeping of the identification documents captured in the process described in item 1 above.

EXHIBIT III – OPERATIONAL APPLICABLE TO THE PRODUCT PICPAY WORKING CAPITAL,

1.	PicPay Working Capital: product that permits the taking out of loan in ORIGINAL’s Internet Banking by legal entities by means of indication by the CORRESPONDENT through its application.

2.	Operational Flow: The PJ users of the CORRESPONDENT’s application that already hold a checking account opened with ORIGINAL and approved credit limit for the product PicPay Working Capital may access ORIGINAL’s Internet Banking and confirm the availability for contracting. In addition, in this same channel, they shall make a simulation and take out the loan by means of electronic signature of the bank credit note. ORIGINAL shall provide the credit in the checking account of the user held with ORIGINAL. At the time each transaction is contracted, the CORRESPONDENT shall be informed by means of a specific API and shall provide the “locking” of the bank domicile for receipt of the users relating to transactions inside the CORRESPONDENT’s application in the respective accounts held by them with ORIGINAL.

Also, in case the checking account of the user registered in the application is held with other Financial Institution, the CORRESPONDENT agrees to change and lock the bank domicile for the account informed via API by ORIGINAL, which condition shall be informed to the user in the bank credit note itself. The CORRESPONDENT may only accept from the users the request for change in bank domiciled “locked” at ORIGINAL in case it has settled the loan transaction and upon express confirmation of ORIGINAL. For that purpose, we will provide the CORRESPONDENT with consultation via a specific API.

3.	Premises: The Parties agree that, every six (6) months, the model proposed for the product PicPay Working Capital shall be reviewed, with performance bonus.